UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2007

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory       Arrangements of Certain Officers

On June 15, 2007, Ronald E. “Eric” Martinez, Jr., resigned as the executive vice president, Utility Operations of AGL Resources Inc. (the “Company”), effective immediately, to accept a position at Safeco Corporation in Seattle.  As his successor, the Company appointed Henry P. “Hank” Linginfelter, its senior vice president, Mid-Atlantic Operations, to serve as executive vice president, Utility Operations effective June 18, 2007.

Item 8.01    Other Events

On June 18, 2007, the Company issued a press release to announce certain promotions and organizational changes within its leadership team, including Hank Linginfelter’s promotion from senior vice president, Mid-Atlantic Operations, to executive vice president, Utility Operations, effective June 18, 2007, where he will assume responsibility for both Southern and Mid-Atlantic utility operations.

Effective June 18, 2007, Mr. Linginfelter, along with Ralph Cleveland, senior vice president, Engineering and Operations, have been promoted to serve on the Company's policy committee, the senior most group of company executives who are responsible for developing the business goals and strategies of the Company. Messrs. Linginfelter and Cleveland now will report directly to the Company’s president and chief executive officer, John W. Somerhalder II.

Further, Jodi Gidley, vice president Gas Operations and Process Services, has been named senior vice president, Mid-Atlantic Operations, succeeding Mr. Linginfelter. Ms. Gidley also assumes roles as president of Elizabethtown Gas, Elkton Gas and Virginia Natural Gas.

AGL Resources Inc.’s press release announcing the above matters and certain business experience and professional and civic activities of Messrs. Linginfelter and Cleveland and Ms. Gidley is attached as Exhibit 99.1 to this report.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release, dated June 18, 2007, issued by AGL Resources Inc. reporting certain leadership team changes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: June 19, 2007	/s/ Paul R. Shlanta
Executive Vice President, General Counsel and Chief Ethics and Compliance Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release, dated June 18, 2007, issued by AGL Resources Inc. reporting certain leadership team changes